
FULLY RESERVED







$137,860
RESERVED

The Malbec

4 BED 4 BATH 2031 SQ FT

FULLY RESERVED

100% RESERVED

255	$320,898	$2,195	65.0%
INVESTORS	PURCHASE PRICE	MONTHLY RENT	FINANCING

The Malbec is a single family home in a private neighborhood in Fayetteville, AR. The home features a kitchen adjacent to a large dining area and family room. The home is large, with 4 bedrooms and 4 bathrooms in its 2,031 square feet. There is also a shared community pool.

We're currently taking reservations for this property while we onboard it to our platform. We anticipate shares will be ready to purchase in 2-3 weeks. We'll notify investors when it's time to finalize the investment.

Rent Status: Rented

Financing

65%
FINANCING

HOME LOAN
$208,584

HOME EQUITY
$112,314

INTEREST RATE	4.625%
HOLD PERIOD	5 - 7 years

The Market

Fayetteville-Bentonville, AR, Market Information

Northwest Arkansas contains the major cities of Fayetteville, Springdale, Rogers, and Bentonville, running north-south along I-49. The region is popular for the outdoor recreation available in and


Wheeler
Fulbright Expy

around the Ozark Mountains such as hiking and mountain biking.

Northwest Arkansas is also home to many marquee employers. Bentonville is the birthplace and headquarters of Walmart, one of the largest retailers in the world. The region is also home to Tyson Foods and J.B. Hunt. The University of Arkansas, with over 23,000 undergraduate students, is located in Fayetteville.



Fayetteville
W 15th St
Farmington
Fayette Junction
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Real Estate Data for Fayetteville, AR

Zillow Home Price Trends

Single Family Residential 2010-2020 for Zip Code 72704



$243.6K
$220.7K
$197.8K
$174.9K
$152.1K
2011
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2021

Offering Details

Deal Terms

RAISE AMOUNT	$137,860	PURCHASE PRICE	$320,898
PRICE PER SHARE	$10	PROCEEDS TO ARRIVED (ONE TIME)	$8,071
NUMBER OF SHARES	13,786	ASSET MANAGEMENT FEE (ANNUAL)	$1,379

Important Information

Arrived Homes, LLC (the "Company") intends to sponsor a securities offering with respect to this property pursuant to Regulation A under the Securities Act of 1933. The Company is now "testing the waters" to gauge market demand and it is under no obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information that is now being provided, and if money is sent in response, it will not be accepted. No offer to buy our securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A has been filed with and qualified by the Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the Form 1-A qualification date. A person's indication of interest involves no obligation or commitment of any kind.